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                                                                    Exhibit 23.1

               Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the captions "Experts" and "Selected Financial Data" and to the use of our report dated June 25, 2000 (except for paragraph 2 of Note 5, as to which the date is August 14, 2000, paragraph 1 of Note 12, as to which the date is November 7, 2000 and the last paragraph of Note 1, as to which the date is December 20, 2000) in the Registration Statement (Form S-1) and the related Prospectus of Xcyte Therapies, Inc. for the registration of shares of its common stock.




                                                               ERNST & YOUNG LLP


Seattle, Washington
December 20, 2000